UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 27, 2010

ARENA RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31657	73-1596109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 South Lewis Street Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 747-6060

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As described in Item 8.01 below, Arena Resources, Inc. (“Arena”) and SandRidge Energy, Inc. (“SandRidge”) have agreed in principle to settle certain previously disclosed putative stockholder class actions related to the Agreement and Plan of Merger, dated as of April 3, 2010 (the “Merger Agreement”), among SandRidge, SandRidge’s wholly-owned subsidiary, Steel Subsidiary Corporation (“Merger Sub”), and Arena. As part of the agreement in principle to settle these lawsuits, SandRidge, Merger Sub and Arena have agreed to enter into Amendment No. 1, dated as of May 27, 2010 (the “Amendment”), to the Merger Agreement. References to the Merger Agreement herein shall mean the Merger Agreement as amended by the Amendment, unless the context requires otherwise.

The Amendment provides, among other things, that if the Merger Agreement is terminated and a termination fee is payable by either SandRidge or Arena as a result of such termination, such party has the option to pay to the other party the termination fee either in cash or in shares of its common stock. If the termination fee is to be paid in shares of common stock, the number of shares (rounded down to the nearest whole number) issuable by the party paying such fee will be equal to the quotient obtained by dividing (1) the amount of the applicable termination fee by (2) the lower of (x) the last reported sale price of the applicable shares of common stock on the New York Stock Exchange and (y) the volume weighted average price of such shares of common stock for the ten consecutive trading days ending, in the case of clauses (x) and (y), on the trading day immediately preceding the date that the applicable termination fee is being paid. Prior to the effectiveness of the Amendment, the Merger Agreement required any termination fees payable thereunder to be paid only in cash.

The Amendment also modified the provisions of the Merger Agreement regarding non-solicitation of takeover proposals as follows. Prior to the effectiveness of the Amendment, the Merger Agreement provided that, before conducting discussions with, or providing information to, a third party that makes an unsolicited written takeover proposal that the board of directors of SandRidge or Arena (as applicable) determines in good faith (after receiving the advice of its financial advisor) is, or is reasonably likely to result in, a superior proposal, SandRidge or Arena (as applicable) is required, among other things, to enter into a confidentiality agreement with such third party that is no less favorable to SandRidge or Arena (as applicable) as the confidentiality agreement entered into by Arena and SandRidge in connection with the merger (which contained a “standstill” provision). The Amendment eliminated the requirement that the confidentiality agreement with such third party include a “standstill” provision.

In addition, prior to the effectiveness of the Amendment, the Merger Agreement provided that SandRidge or Arena (as applicable) is required to immediately advise the other party orally and in writing (including providing copies of any draft agreements or written proposals and any amendments or correspondence related to such agreements or proposals) of (1) any request for information with respect to a takeover proposal, any inquiry with respect to or which could result in a takeover proposal, the material terms and conditions of such request, proposal or inquiry, and the identity of the person making such request or inquiry, and (2) the status and material terms of any discussions with respect to or that could result in a takeover proposal (including any change to the material terms and conditions with respect to such discussions or proposal) and the identity of the person with whom such discussions are being held. The Amendment modified this information rights requirement to provide that SandRidge or Arena (as applicable) is only required to immediately advise the other party orally and in writing that a takeover proposal has been made and the identity of the person making such proposal, and provide a copy of such proposal.

Moreover, prior to the effectiveness of the Amendment, the Merger Agreement provided that SandRidge or Arena may accept a superior proposal made by a third party if, among other things, it negotiates in good faith with the other party to the Merger Agreement for three business days and such other party does not make, within such period, an offer that the board of directors of SandRidge or Arena (as applicable) determines in good faith (after receipt of the advice of its financial advisor) is at least as favorable to the stockholders of SandRidge or Arena (as applicable) as the superior proposal. Prior to the effectiveness of the Amendment, the Merger Agreement also provided that, upon any material change in the terms and conditions of any superior proposal and prior to accepting such amended superior proposal, SandRidge or Arena (as applicable) is required to negotiate in good faith with the other party to the Merger Agreement for an additional three-business day period. The Amendment reduced from three business days to two business days the period during which a party seeking to accept a superior proposal is required to negotiate with the other party to the Merger Agreement, and eliminated the requirement to further negotiate with such other party in the event that there is a material change in the terms and conditions of the superior proposal.

In addition, if the termination fee is paid in shares of common stock, the parties have agreed to enter into a registration rights agreement on the date of payment of the applicable termination fee (the “Registration Rights Agreement”), pursuant to which the applicable issuer will agree to (1) as soon as practicable (but in any event within five business days after such date) prepare and file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares, (2) use its reasonable best efforts to cause the Registration Statement to be declared effective upon filing or as promptly as possible thereafter and (3) use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act for so long as the shares are not freely transferable.

The Amendment, including the forms of the Registration Rights Agreement attached thereto, is filed as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Amendment, including the forms of the Registration Rights Agreement attached thereto, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to such document and by the full text of the Merger Agreement, which was included as Exhibit 2.1 to Arena’s Current Report on Form 8-K filed with the SEC on April 5, 2010.

Item 8.01.	Other Events.

Settlement of Certain Litigation

As previously disclosed on pages 84-85 of the definitive joint proxy statement/prospectus of SandRidge and Arena, dated May 5, 2010, included in SandRidge’s Registration Statement on Form S-4, as amended, under the heading “The Merger—Litigation Related to the Merger,” nine shareholder lawsuits styled as class actions have been filed against Arena and its board of directors. The three lawsuits filed in Oklahoma County (Eberhardt v. Arena Resources, Inc., Tiemchan Phillips v. Rochford, and Reinfried v. Arena Resources) were stayed by the District Court of Oklahoma City at a hearing on May 10, 2010. As described in further detail below, the parties in the six remaining actions have reached stipulations consolidating, staying, or coordinating the actions and have reached a memorandum of understanding under which the actions would be settled.

On April 30, 2010 the parties to three lawsuits filed in Nevada (City of Pontiac General Employees Retirement System v. Arena Resources, Inc. et al., West Palm Beach Police Pension Fund v. Rochford et al., and Kolesnik v. Arena Resources et al.) stipulated that the actions (collectively, the “Nevada Consolidated Action”) would be consolidated for all purposes up through and including preliminary injunction proceedings. In the same stipulation, the parties to two lawsuits filed in Tulsa County (Slater v. Arena Resources, Inc. and Erickson v. Arena Resources, Inc.) agreed that both actions (collectively, the “Tulsa Consolidated Action”) would be consolidated, stayed, and coordinated for all pre-trial purposes with the Nevada Consolidated Action. The parties in the federal suit filed in the United States District Court for the Northern District of Oklahoma (Stevenson v. Rochford; the “Federal Action”) thereafter reached a stipulation to coordinate discovery with the Nevada Consolidated Action.

On May 17, 2010 the Plaintiffs in the Nevada Consolidated Action filed a Consolidated Amended Complaint. The Consolidated Amended Complaint alleges generally that Arena’s directors breached their fiduciary duties in negotiating and approving the merger and by allegedly favoring their own interests over those of shareholders, administering a sale process that failed to maximize shareholder value, failing to obtain certain protections in the Merger Agreement that would apply in the event of a decline in SandRidge’s stock price, and agreeing to certain termination fees and other terms in the Merger Agreement. The Consolidated Amended Complaint further alleges that Arena and SandRidge aided and abetted the alleged breaches of fiduciary duty by filing a deficient and misleading proxy. Arena and SandRidge believe the Consolidated Amended Complaint and all other complaints filed in the shareholder lawsuits arising out of the proposed merger are without merit and that they have valid defenses to all claims.

Nevertheless, in order to avoid the cost, disruption and uncertainty of litigation — and without admitting any liability or wrongdoing — the Defendants have entered into a memorandum of understanding agreeing, subject to certain terms and conditions set forth therein, to settle the Nevada Consolidated Action, the Tulsa Consolidated Action, and the Federal Action, which asserts similar claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty as well as a federal claim against Arena and SandRidge under Section 14(a) of the Securities Exchange Act of 1934, as amended. Pursuant to the memorandum of understanding, Arena and SandRidge have agreed to make certain additional disclosure related to the proposed merger, which are set forth below. In addition, Arena and SandRidge have agreed to amend the Merger Agreement as set forth above in Item 1.01.

The memorandum of understanding contemplates that the parties will seek to enter into a stipulation of settlement which provides, among other terms, for certification of a settlement class and the release of certain claims held by such class. The stipulation of the settlement will be subject to customary conditions, including court approval following notice to Arena’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness, and adequacy of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement that receives court approval. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

On May 27, 2010, SandRidge and Arena jointly issued a press release announcing the settlement of the lawsuits. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Supplement to Definitive Joint Proxy Statement/Prospectus

The information set forth below, as well as the information set forth in Item 1.01 above, supplements the definitive joint proxy statement/prospectus of SandRidge and Arena, dated May 5, 2010, and should be read in conjunction with the definitive joint proxy statement/prospectus, which should be read in its entirety. Unless otherwise defined below, terms used below shall have the meanings set forth in the definitive joint proxy statement/prospectus.

Background of the Merger

The following disclosure supplements the discussion on page 52 of the joint proxy statement/prospectus relating to SunTrust.

Between June 2007 and April 2009, an affiliate of SunTrust was one of five participants in Arena’s credit facility, and in that capacity received customary fees from Arena on the same basis as the fees received by the other lenders thereunder. Also, an affiliate of SunTrust served as one of four co-placement agents in an offering of Arena’s common stock in June 2007 (in which a fifth advisor served as the lead placement agent). SunTrust will earn a fee of $6 million upon the successful consummation of the merger, and is further entitled to reimbursement of certain of its expenses incurred in connection with the transaction. An affiliate of SunTrust is a lender under SandRidge’s senior credit facility, and in that capacity receives customary fees from SandRidge on the same basis as the fees received by the other lenders thereunder. In addition, an affiliate of SunTrust has participated in the underwriting syndicates for certain underwritten debt and equity offerings by SandRidge, and in that capacity has received customary compensation on the same basis as other similarly situated members of those syndicates. SunTrust has not otherwise provided services to SandRidge.

The following disclosure supplements the discussion on page 52 of the joint proxy statement/prospectus concerning the exclusivity agreement between SandRidge and Arena.

In order for SandRidge to commit significant time and resources to conduct due diligence with respect to Arena’s business and operations and negotiate the terms of a definitive merger agreement, SandRidge requested that Arena enter into an exclusivity agreement pursuant to which Arena would agree not to enter into, or solicit or engage in discussions or negotiations regarding, an alternative transaction. On March 22, 2010, Arena agreed to such restriction through April 7, 2010. Arena had no obligation to continue the process with SandRidge during, or at the conclusion of, such 16-day period.

The following disclosure supplements the discussion on page 52 of the joint proxy statement/prospectus concerning Arena’s due diligence review of SandRidge.

Arena’s and its advisors’ due diligence of SandRidge included a review of the following: (i) financial information (including information regarding hedging positions), (ii) reserves and production, (iii) operating assets and activities, (iv) public filings, (v) capitalization, (vi) material contracts, (vii) key executive employment agreements and (viii) organizational documents.

The following disclosure supplements the discussion on pages 52 and 53 of the joint proxy statement/prospectus concerning the negotiation of the merger agreement.

The initial draft merger agreement distributed on March 18, 2010 contained non-solicitation provisions that restricted Arena from entering into, or soliciting or engaging in discussions or negotiations regarding, or furnishing information to any third party that has made or is considering making, a takeover proposal. This draft also afforded Arena the ability to terminate the merger agreement in order to accept a superior takeover proposal and, in connection with such termination, pay SandRidge a termination fee equal to 4.5% of the aggregate value of the merger consideration (approximately $65 million) (plus reimbursement of reasonable transaction expenses of SandRidge of up to $5 million). SandRidge did not have a similar right to terminate the agreement and pay a termination fee if it received a superior takeover proposal.

On March 25, 2010, representatives of Johnson & Jones, counsel to Arena, sent to representatives of Covington & Burling LLP, counsel to SandRidge, a revised draft merger agreement that contained non-solicitation restrictions and related termination provisions applicable to SandRidge that were similar to those that applied to Arena as described above, with certain exceptions. In particular, pursuant to this draft, Arena (but not SandRidge) had the express right to accept a superior takeover proposal and, in connection therewith, terminate the merger agreement and pay SandRidge a termination fee of $40 million (plus reimbursement of reasonable transaction expenses of SandRidge of up to $7.5 million) if its board of directors determined that doing so was required in order to comply with the board’s fiduciary duties. In addition, pursuant to this draft, Arena had a right to terminate the agreement and receive a termination fee of $40 million (plus reimbursement of reasonable transaction expenses of up to $7.5 million) if SandRidge determined to accept a takeover proposal.

In subsequent negotiations, the parties negotiated the non-solicitation restrictions and related termination provisions that were essentially reciprocal in nature, and agreed upon the events that would trigger the payment of a termination fee and the amount of the termination fee payable under the applicable termination events. These negotiations resulted in a termination fee payable if a party terminates the merger agreement in order to accept a superior takeover proposal of $50 million, and a termination fee payable if the merger agreement is terminated as a result of the failure of a party to obtain the vote of its stockholders of $20 million (plus an additional amount of $30 million if such party enters into an alternative transaction within 12 months of such termination), in each case plus reimbursement of reasonable transaction expenses of up to $7.5 million of the other party.

The following disclosure amends and supplements the sentence in the second full paragraph on page 53 of the joint proxy statement/prospectus concerning TudorPickering’s updated analysis.

The board of directors then received from TudorPickering an updated analysis reflecting recent market prices and the recently-proposed consideration.

The following disclosure supplements the discussion in the second full paragraph on page 53 of the joint proxy statement/prospectus relating to the unique synergies presented by the potential merger with SandRidge.

These synergies include SandRidge’s recent transaction with Forest Oil Corporation, which resulted in SandRidge’s acquisition of a significant interest in oil properties located in the Permian Basin. These properties are primarily adjacent to Arena’s existing Fuhrman Mascho production. SandRidge’s existing assets and operations in the Permian Basin combined with the Forest Oil acquisition provides SandRidge with a significant breadth of operations, expertise and knowledge in the specific area in which Arena’s principal assets exist. The Arena board perceived that Arena was potentially a uniquely attractive partner for SandRidge, due both to SandRidge’s desire to increase its oil reserves, and the degree of operational expertise that SandRidge would provide in developing Arena’s reserves. Further, from the perspective of Arena’s board, SandRidge’s existing significant reserves of natural gas which are anticipated to be recoverable utilizing conventional means present a possibility for Arena stockholders to participate in the significant economic upside in the combined company, in the event natural gas prices (which the Arena board and its advisors perceive to be depressed at present) increase in the future. Finally, the Arena board believed that, at the time the parties agreed on the merger consideration, the then-current market price of SandRidge’ common stock was depressed both as a result of the low natural gas prices, and because the market had not fully had to time to assimilate the complete impact of SandRidge’s acquisition of the Forest Oil assets.

The following disclosure supplements the discussion in the second full paragraph on page 53 of the joint proxy statement/prospectus relating to the Arena board of director’s rejection of SandRidge’s March 31, 2010 offer.

The board considered the possibility that, if it rejected SandRidge’s offer, SandRidge would not agree to increase the merger consideration, and the negotiations could end. However, the board was of the belief that, after reviewing and considering the data and analyses presented by each of SunTrust and TudorPickering, both the value of the perceived synergies Arena brought to the transaction and the perceived relative values of each of the companies justified seeking consideration in excess of the March 31 offer of 4.67 shares of SandRidge common stock for each share of Arena common stock.

Arena’s Considerations Relating to the Merger

The following disclosure supplements the discussion on page 56 of the joint proxy statement/prospectus concerning Arena’s Considerations Relating to the Merger.

Arena historically grew by pursuing a strategy of acquiring properties with proved reserves which provided immediate cash flow with opportunities for further development. Although Arena historically searched for its own acquisition opportunities, it has, from time to time, received indications of interest from companies interested in potentially merging with Arena.

In February 2009, Arena had preliminary discussions with a third party relating to a possible business combination in which the likely outcome would have been the acquisition of Arena. In June 2009, Arena had preliminary discussions with another third party concerning a potential business combination in which Arena would likely have been the surviving entity. In both instances, the discussions led to the execution of a confidentiality agreement and limited due diligence, but no further discussions took place following the exchange of preliminary information. In the approximate 12-month period prior to the anticipated closing of the merger, Arena received one other indication of interest from a third party relating to a possible business combination in which the likely outcome would have been the acquisition of Arena. Although Arena and this company executed a confidentiality agreement in February 2010, only preliminary discussions took place following an exchange of preliminary information.

Until the opportunity with SandRidge arose, no other potential business combination presented the unique operational synergies and opportunities that exist in the proposed merger with SandRidge. As a result of SandRidge’s recent $800 million acquisition of oil properties in the Permian Basin from Forest Oil Corporation and the potential upside related to SandRidge’s extensive conventional natural gas reserves, the Arena board of directors believes the merger with SandRidge presents opportunities which no other potential strategic partner known to the Arena board could have provided.

The following disclosure supplements the discussion on page 57 of the joint proxy statement/prospectus concerning certain risks associated with the merger considered by the Arena board.

Because Arena shareholders will own approximately 47.3% of the outstanding SandRidge common stock following the merger, the Arena board and its financial advisors viewed the transaction as essentially a “merger of equals.” Accordingly, Arena negotiated the merger agreement to provide essentially symmetrical provisions relating to, among others, no solicitation of takeover proposals, changes in board recommendation, termination rights and related termination fees that may be payable by either party, with the view that other potential protection provisions that sometimes are included in a “change of control” transaction, such as a “price collar” or a “go shop” provision, are not necessary or appropriate in the context of this “merger of equals” transaction. While recognizing the potential risks of not including such protections, the Arena board believed that negotiating other key elements of the transaction, including securing increased merger consideration, 47.3% of the outstanding common stock of the combined company, and the essentially symmetrical provisions referred to above, outweighed any benefit that would be provided by such protections in the context of this transaction.

Opinion of SandRidge’s Financial Advisor

The following disclosure supplements the discussion on pages 60 and 61 of the joint proxy statement/prospectus concerning Deutsche Bank’s Net Valuation Analysis.

The discount rates ranging from 10% to 13% used by Deutsche Bank in the Net Asset Valuation Analysis of SandRidge and Arena were determined based on an analysis of the respective weighted average cost of capital of each of SandRidge and Arena.

The following disclosure supplements the discussion on pages 61 through 64 of the joint proxy statement/prospectus concerning Deutsche Bank’s Comparable Company Analysis.

The following are the enterprise value multiples and price to estimated cash flow multiples for each company in Deutsche Bank’s Comparable Company Analysis with respect to Arena:

	Total enterprise value divided by:					Price to 2010 Estimated Cash Flow(a)	Price to 2011 Estimated Cash Flow(a)
	2010 Estimated EBITDA(a)	2011 Estimated EBITDA(a)	12/31/2009 Proved Reserves ($/BOE)	Daily Production ($/BOE/d) (b)	2011 Estimated Annualized Daily Production ($/BOE/d)
Concho Resources Inc.	8.9x	6.6x	$24.51	$161,714	$120,174	8.4x	6.2x
Continental Resources, Inc.	11.1x	8.6x	$31.35	$213,677	$160,321	11.0x	8.7x
Denbury Resources Inc.	9.4x	6.9x	$25.47	$122,160	$114,824	6.2x	4.3x
Gulfport Energy Corporation	6.4x	4.6x	$29.94	$122,252	$94,228	6.9x	5.1x
Pioneer Natural Resources Company	7.8x	6.1x	$11.31	$95,547	$77,105	6.4x	5.2x
Resolute Energy Corporation	8.4x	6.0x	$11.68	$101,296	$89,196	8.0x	6.3x
Whiting Petroleum Corporation	6.1x	4.9x	$20.79	$100,811	$85,136	4.9x	4.0x

(a)	Based on research analyst consensus estimates.
(b)	Reflects fourth quarter 2009 annualized production.

The following are the enterprise value multiples and price to estimated cash flow multiples for each company in Deutsche Bank’s Comparable Company Analysis with respect to SandRidge:

	Total enterprise value divided by:					Price to 2010 Estimated Cash Flow(a)	Price to 2011 Estimated Cash Flow(a)
	2010 Estimated EBITDA(a)	2011 Estimated EBITDA(a)	12/31/2009 Proved Reserves ($/BOE)	Daily Production ($/BOE/d) (b)	2011 Estimated Annualized Daily Production ($/BOE/d)
Cabot Oil & Gas Corporation	7.3x	6.7x	$13.64	$98,231	$68,474	6.9x	6.8x
Cimarex Energy Co.	5.0x	4.4x	$21.55	$70,716	$55,008	4.8x	4.3x
EXCO Resources, Inc.	9.0x	5.8x	$31.27	$118,060	$60,724	8.4x	5.3x
Forest Oil Corporation	6.5x	5.8x	$12.97	$63,092	$57,717	5.1x	4.6x
Newfield Exploration Company	5.7x	5.5x	$15.73	$80,421	$66,506	4.8x	4.9x
Plains Exploration & Production Company	7.0x	5.6x	$19.37	$79,729	$68,912	5.4x	4.5x
St. Mary Land & Exploration Company	5.5x	4.8x	$21.76	$57,428	$51,118	5.3x	4.7x

(a)	Based on research analyst consensus estimates.
(b)	Reflects fourth quarter 2009 annualized production.

The following disclosure supplements the discussion on pages 64 and 65 of the joint proxy statement/prospectus concerning Deutsche Bank’s Comparable Transaction Analysis.

The following are the enterprise value multiples and price to estimated cash flow multiples for each transaction in Deutsche Bank’s Comparable Transaction Analysis:

	Total enterprise value divided by:				Price to Estimated Cash Flow for Year 1	Price to Estimated Cash Flow for Year 2
	Estimated EBITDA for Year 1	Estimated EBITDA for Year 2	Proved Reserves ($/BOE)	Daily Production ($/BOE/d)
Denbury Resources Inc. / Encore Acquisition Company	8.6x	4.7x	$20.37	$99,395	6.6x	6.1x
Apollo Global Management / Parallel Petroleum Corporation	6.5x	6.5x	$14.04	$74,348	3.8x	2.9x
Concho Resources Inc. / Henry Petroleum Corporation	5.3x	4.3x	$20.59	$101,818	NA	NA
XTO Energy Inc. / Headington Oil Company	NA	NA	$26.53	$180,400	NA	NA
Plains Exploration & Production Company / Pogo Producing Company	NA	NA	$15.03	$97,655	NA	NM
Pogo Producing Company / Latigo Petroleum	NA	NA	$16.69	$115,312	NA	NA
Cimarex Energy Co. / Magnum Hunter Resources Corp.	4.2x	NA	$14.45	$53,662	3.4x	NA

Opinion of Arena’s Financial Advisor

The following disclosure supplements the discussion in the sixth paragraph on page 70 of the joint proxy statement/prospectus concerning various aspects of TudorPickering’s analyses.

Probability weighting ranges from 100% to 25% used as multiples in estimating net asset values for Arena and SandRidge were based on TudorPickering’s judgment regarding the relative certainty of individual proved, probable and possible reserve categories. Discount rates and discount rate ranges applied to cash flows in performing net asset valuation, discounted cash flow and relative consideration analyses were based on TudorPickering’s judgment of upstream industry costs of capital. TudorPickering selected terminal value multiples and terminal value multiple ranges in performing discounted cash flow and relative consideration analyses based on its judgment.

The following disclosure amends and supplements clause (ii) of the second sentence of the discussion of TudorPickering’s Net Asset Valuation Analysis on page 72 of the joint proxy statement/prospectus.

(ii) the present value of existing hedges (which had zero value assuming NYMEX Strip as of April 1, 2010), plus

The following disclosure amends and supplements the last sentence of the discussion of TudorPickering’s Net Asset Valuation Analysis on page 72 of the joint proxy statement/prospectus.

Taken together, the foregoing commodity price sensitivities applied to the Net Asset Value calculation resulted an implied Arena common stock valuation range of $20.28 to $22.67 per share, using ten year historical monthly average commodity prices, $39.35 to $43.94 per share, using research consensus prices, and $38.64 to $43.18 per share, using NYMEX forward strip prices as of April 1, 2010.

The following disclosure amends and supplements the last sentence of the discussion of TudorPickering’s Discounted Cash Flow Analysis on page 72 of the joint proxy statement/prospectus.

Taken together, the foregoing commodity price sensitivities resulted an implied Arena common stock valuation range of $12.63 to $20.58 per share, using ten year historical monthly average commodity prices, $31.82 to $46.66 per share, using research consensus prices, and $30.01 to $44.24 per share, using NYMEX forward strip prices as of April 1, 2010.

The following disclosure supplements the discussion in the third paragraph of the discussion of TudorPickering’s Relative Consideration Analysis on page 72 of the joint proxy statement/prospectus.

Terminal values for Arena were calculated at December 31, 2012 using a multiple of 5.5x 2013E EBITDA.

The following disclosure amends and supplements clause (ii) of the fourth paragraph of the discussion of TudorPickering’s Relative Consideration Analysis on page 73 of the joint proxy statement/prospectus.

(ii) the present value of existing hedges (which totaled $157 million assuming NYMEX Strip as of April 1, 2010), plus

The following disclosure amends and supplements the introductory sentence and the following bullets of the discussion of TudorPickering’s Premiums Paid Analysis on pages 74-75 of the joint proxy statement/prospectus.

The selected transactions, year of announcement, premium to last trading day prior to announcement, and premium to the seven trading days prior to announcement, respectively, are set forth below:

Selected Transaction	Year of Announcement	Premium to Last Trading Day Prior to Announcement	Premium to Seven Trading Days Prior to Announcement
Exxon Mobil Corp. / XTO Energy Inc.	2009	25%	26%
Denbury Resources Inc. / Encore Acquisition Co.	2009	33%	17%
Plains Exploration & Production Co. / Pogo Producing	2007	18%	18%

Selected Transaction	Year of Announcement	Premium to Last Trading Day Prior to Announcement	Premium to Seven Trading Days Prior to Announcement
Forest Oil Corp. / Houston Exploration Co.	2007	8%	1%
Petrohawk Energy Corp. / KCS Energy Inc.	2006	10%	19%
ConocoPhillips / Burlington Resources	2005	20%	22%
Occidental Petroleum Corp. / Vintage Petroleum Inc.	2005	34%	32%
Chevron Corp. / Unocal Corp.	2005	-4%	-5%
Petrohawk Energy Corp. / Mission Resources Corp.	2005	19%	21%
Cimarex Energy Co. / Magnum Hunter Resources Inc.	2005	27%	29%
Noble Energy Inc. / Patina Oil & Gas Corp.	2004	19%	21%
Pioneer Natural Resources Co. / Evergreen Resources, Inc.	2004	-4%	-7%
Kerr-McGee Corp. / Westport Resources Corp.	2004	11%	11%
Plains Exploration & Production Co. / Nuevo Energy Company	2004	-3%	5%
Whiting Petroleum Corp. / Equity Oil Co.	2004	12%	20%
Evergreen Resources, Inc. / Carbon Energy Corporation	2003	19%	20%
Devon Energy Corp. / Ocean Energy Inc.	2003	4%	10%
Unocal Corp. / Pure Resources Inc.	2002	27%	28%
Newfield Exploration Co. / EEX Corp.	2002	10%	16%
Magnum Hunter Resources, Inc. / Prize Energy Corp.	2001	33%	41%
Phillips Petroleum Company / Conoco Inc.	2001	0%	-9%
Dominion Resources Inc. / Louis Dreyfus Natural Gas Corp.	2001	22%	21%
Westport Resources Corp. / Belco Oil & Gas Corp.	2001	-4%	1%
Williams Cos. / Barrett Resources Corp.	2001	61%	66%

The following disclosure amends and supplements the first and second paragraphs and accompanying bullets of the discussion of TudorPickering’s Select Corporate Transaction Statistics Analysis on page 75 of the joint proxy statement/prospectus.

TudorPickering reviewed certain corporate transactions in the upstream energy industry with the following criteria: (i) greater than 50% stock consideration and (ii) announced since 2004. TudorPickering conducted a comparable transactions analysis to assess how similar transactions were valued. The selected transactions, year of announcement, the transaction value (calculated as the equity purchase price plus assumed net debt obligations, if any) over proved barrel equivalent reserves, the transaction value over daily production expressed in thousands of barrels equivalent, and the transaction value over estimated EBITDA in the calendar year of announcement and estimated EBITDA in the calendar year following announcement, respectively, are set forth below:

		Transaction Value/
Selected Transaction	Year of Announcement	Proved Reserves ($/Boe)	Daily Production ($/MBoe/d)	EBITDA (year of announcement)	EBITDA (year following announcement)
Exxon Mobil Corp. / XTO Energy Inc.	2009	$17.63	$82.9	5.9x	6.7x
Denbury Resources Inc. / Encore Acquisition Co.	2009	$19.16	$94.9	9.4x	8.4x
Plains Exploration & Production Co. / Pogo Producing	2007	$15.02	$65.3	5.0x	5.8x
Petrohawk Energy Corp. / KCS Energy Inc.	2006	$24.37	$72.3	5.3x	4.5x
Occidental Petroleum Corp. / Vintage Petroleum Inc.	2005	$9.03	$52.0	6.7x	5.0x
Chevron Corp. / Unocal Corp.	2005	$10.32	$44.1	4.9x	5.0x
Petrohawk Energy Corp. / Mission Resources Corp.	2005	$14.52	$53.0	NA	NA
Cimarex Energy Co. / Magnum Hunter Resources Inc.	2005	$12.77	$58.5	4.9x	NA
Noble Energy Inc. / Patina Oil & Gas Corp.	2004	$13.30	$60.3	8.5x	7.6x
Pioneer Natural Resources Co. / Evergreen Resources, Inc.	2004	$8.02	$79.9	10.2x	8.1x
Kerr-McGee Corp. / Westport Resources Corp.	2004	$11.68	$37.7	5.7x	5.8x
Plains Exploration & Production Co. / Nuevo Energy Company	2004	$4.52	$19.0	NA	NA
Whiting Petroleum Corp. / Equity Oil Co.	2004	$4.70	$24.1	NA	NA

The following disclosure amends and supplements the discussion of TudorPickering’s Select Public Company Trading Statistics Analysis on pages 76-77 of the joint proxy statement/prospectus.

TudorPickering reviewed and compared certain financial, operating and stock market information of Arena to corresponding information of selected publicly traded companies. Also, TudorPickering analyzed two groupings of companies: (i) companies, in TudorPickering’s judgment, with assets and operations most similar to Arena which included Berry Petroleum, Concho Resources, Denbury Resources, Pioneer Natural Resources and Whiting Petroleum and (ii) companies with operations that were predominately oil-focused, which included Berry Petroleum, Brigham Exploration, Clayton Williams, Concho Resources, Continental Resources, Denbury Resources, Pioneer Natural Resources, Venoco and Whiting Petroleum. The selected companies, enterprise value over proved barrel equivalent reserves, enterprise value over fourth quarter 2009 daily production expressed in thousands of barrels equivalent, enterprise value over 2010 estimated production expressed in thousands of barrels equivalent, enterprise value over 2010 and 2011 estimated EBITDA, and share price over 2010 and 2011 estimated cash flow per share, respectively, are set forth below:

	Enterprise Value/					Share Price/
Selected Companies - Arena Group	Proved Reserves ($/Boe)	4Q 2009 Daily Production ($/MBoe/d)	2010E Production ($/MBoe/d)	2010E EBITDA	2011E EBITDA	2010E Cash Flow per Share	2011E Cash Flow per Share
Berry Petroleum	$10.21	$82.2	$77.2	6.5x	4.5x	5.5x	4.9x
Concho Resources	$25.99	$179.8	$142.3	8.8x	6.5x	8.4x	6.2x
Denbury Resources	$25.51	$121.1	$136.3	11.2x	7.9x	7.7x	5.9x
Pioneer Natural Resources	$11.02	$93.4	$82.1	7.7x	6.5x	6.6x	5.3x
Whiting Petroleum	$20.97	$101.7	$92.4	6.2x	5.1x	5.2x	4.0x

	Enterprise Value/					Share Price/
Selected Companies - Oil Focused Group	Proved Reserves ($/Boe)	4Q 2009 Daily Production ($/MBoe/d)	2010E Production ($/MBoe/d)	2010E EBITDA	2011E EBITDA	2010E Cash Flow per Share	2011E Cash Flow per Share
Berry Petroleum	$10.21	$82.2	$77.2	6.5x	4.5x	5.5x	4.9x
Brigham Exploration	$68.73	$375.4	$263.6	16.9x	9.4x	17.1x	9.3x
Clayton Williams	$24.36	$53.3	$53.1	3.6x	2.7x	2.0x	1.5x
Concho Resources	$25.99	$179.8	$142.3	8.8x	6.5x	8.4x	6.2x
Continental Resources	$31.54	$215.0	$192.9	11.5x	8.9x	11.3x	8.7x
Denbury Resources	$25.51	$121.1	$136.3	11.2x	7.9x	7.7x	5.9x
Pioneer Natural Resources	$11.02	$93.4	$82.1	7.7x	6.5x	6.6x	5.3x
Venoco	$14.51	$71.0	$70.6	6.9x	6.2x	4.6x	4.1x
Whiting Petroleum	$20.97	$101.7	$92.4	6.2x	5.1x	5.2x	4.0x

The observed multiple ranges from the public trading analysis as compared to the resulting implied transaction multiples resulting from the proposed Merger Consideration are summarized below:

	Arena Group		Oil Focused Group		Merger Consideration
	Range	Median	Range	Median
Ratio Of Enterprise Value Over:
Proved Reserves ($/Boe)	$10.21 to $25.99	$20.97	$10.21 to $68.73	$24.36	$22.17
Q4’2009 Production ($/MBoe/d)	$82.2 to $179.8	$101.7	$53.3 to $375.4	$101.7	$221.3
2010E Production ($/MBoe/d)	$77.2 to $142.3	$92.4	$53.1 to $263.6	$92.4	$192.0
2010E EBITDA	6.2x to 11.2x	7.7x	3.6x to 16.9x	7.7x	9.9x
2011E EBITDA	4.5x to 7.9x	6.5x	2.7x to 9.4x	6.5x	8.0x

Ratio Of Share Price Over:
2010E Cash Flow Per Share	5.2x to 8.4x	6.6x	2.0x to 17.1x	6.6x	10.3x
2011E Cash Flow Per Share	4.0x to 6.2x	5.3x	1.5x to 9.3x	5.3x	8.3x

The following disclosure supplements the discussion on page 96 of the joint proxy statement/prospectus concerning restricted stock held by officers and directors of Arena.

The shares of restricted stock held by Messrs. Rochford and McCabe identified in the table will vest and all restrictions will lapse upon the closing of the merger. These shares were originally authorized for grant by the compensation committee in January 2010; however, the shares were not issued under the authorization until March 30, 2010. In the event the merger does not close, these shares will vest one year from the issue date.

Apart from the treatment of the stock options and restricted stock noted above, the merger will not trigger any type of “change of control” mechanism affecting any officer or director. Further, there have been no amendments or modifications related to any “change of control” provision associated with any plan or equity compensation arrangements in the fiscal year prior to the announcement of the merger transaction.

*    *    *

Important Additional Information Filed with the SEC

This communication is being made in respect of the proposed business combination involving SandRidge and Arena. In connection with the proposed transaction, SandRidge filed with the SEC a Registration Statement on Form S-4, as amended, on April 30, 2010 containing a joint proxy statement/prospectus and each of SandRidge and Arena may file with the SEC other documents regarding the proposed transaction. The definitive joint proxy statement/prospectus was first mailed to stockholders of SandRidge and Arena on or about May 7, 2010. Investors and security holders of SandRidge and Arena are urged to read the joint proxy statement/prospectus and other documents filed with the SEC carefully in their entirety because they contain important information about the proposed transaction. Investors and security holders may obtain free copies of the Registration Statement on Form S-4 and the joint proxy statement/prospectus and other documents filed with the SEC by SandRidge and Arena through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement on Form S-4 and the joint proxy statement/prospectus and other documents filed with the SEC may also be obtained by directing a request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Investor Relations, or by directing a request to Arena Resources, Inc., 6555 South Lewis Avenue, Tulsa, Oklahoma 74136, Attention: Investor Relations.

SandRidge, Arena and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SandRidge’s directors and executive officers is available in SandRidge’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 1, 2010, and SandRidge’s proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 26, 2010. Information regarding Arena’s directors and executive officers is available in Arena’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 1, 2010, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2009, which was filed with the SEC and April 30, 2010, and Arena’s proxy statement for its 2009 annual meeting of stockholders, which was filed with the SEC on October 29, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Safe Harbor Language on Forward Looking Statements:

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include statements relating to when the companies expect to close the proposed transaction. The forward-looking statements also include statements about anticipated timing for filings with regulatory agencies, stockholder meetings and closing of the proposed merger. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the ability to obtain governmental approvals of the merger on the proposed terms and schedule, the failure of SandRidge or Arena stockholders to approve the merger, the risk that the businesses will not be integrated successfully, credit conditions of global capital markets, changes in economic conditions, regulatory changes, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of the Annual Report on Form 10-K filed by SandRidge with the SEC on March 1, 2010; Part II, Item 1A – “Risk Factors” of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed by SandRidge with the SEC on May 7, 2010; and Part I, Item 1A—“Risk Factors” of the Annual Report on Form 10-K filed by Arena with the SEC on March 1, 2010. All of the forward-looking statements made in this communication are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 2.1.	Amendment No. 1, dated as of May 27, 2010, to the Agreement and Plan of Merger, dated as of April 3, 2010, among SandRidge Energy, Inc., Steel Subsidiary Corporation and Arena Resources, Inc.

Exhibit 99.1.	Press release issued jointly by SandRidge Energy, Inc. and Arena Resources, Inc., dated May 27, 2010, regarding the settlement of certain stockholder suits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARENA RESOURCES, INC. (Registrant)

May 27, 2010	By:	/s/ Phillip W. Terry
	Name:	Phillip W. Terry
	Title:	President & CEO